Exhibit 99.2
November 20, 2006
Member Contact
Member Name
Member Address
Member City, State and Zip
Dear Member Contact:
The Federal Home Loan Bank of Pittsburgh is pleased to announce the winners of the 2006 Election of Directors.
The individuals who were chosen to fill the three expiring Pennsylvania directorships are:

Dennis S. Marlo	Sovereign Bank
Executive Vice President	Wyomissing, PA

Edward J. Molnar	Harleysville Savings Bank
Chairman and CEO	Harleysville, PA

Patrick J. Ward	Penn Liberty Bank
Chairman and CEO	Wayne, PA

The individual who was chosen to fill the newly designated Delaware directorship is:

David S. Gibson	Wilmington Trust Company
Executive Vice President &	Wilmington, DE
Chief Financial Officer

These individuals will each serve a three-year term beginning January 1, 2007 and ending December 31, 2009.

Enclosed is a list of the total votes each nominee received in this year’s election.
If you have any questions regarding the election results, please contact me at 412-288-2833.
Sincerely,

Dana A. Yealy
Managing Director, General Counsel and Corporate Secretary
Enclosure

2006 Election Voting Results
Pennsylvania—Three Directorships

Number of Members Eligible to Vote	254
Number of Members Casting Votes	131

Nominee		Voting Shares Received
Molnar, Edward J.	Harleysville Savings Bank	2,198,373
Chairman	Harleysville, PA

Ward, Patrick J.	Penn Liberty Bank	1,866,949
Chairman and CEO	Wayne, PA

Marlo, Dennis	Sovereign Bank	1,809,648
Executive Vice President	Wyomissing, PA

Abrey, Donald E.	Peoples State Bank of Wyalusing	1,598,981
President and CEO	Wyalusing, PA

Frey, Ronald H.	Fleetwood Bank	1,325,626
Chairman of the Board & CEO	Fleetwood, PA

Szuszczewicz, Anthony J.	Polonia Bank	294,029
President	Huntingdon Valley, PA

	Total Number of Votes Cast—	9,093,606